Exhibit 5.1
February 25, 2010

Amicus Therapeutics, Inc. 6 Cedar Brook Drive Cranbury, NJ 08512

Re:	Registered Direct Offering
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-3 (Registration No. 333-158405), as amended (the “Registration Statement”), filed by Amicus Therapeutics, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) and declared effective on May 27, 2009. We are rendering this opinion in connection with the prospectus supplement dated February 25, 2010 (the “Prospectus Supplement”) relating to the offering by the Company of (i) 4,946,524 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.01 per Share, (ii) warrants to purchase 1,854,946 shares of Common Stock (the “Warrants”) and (iii) 1,854,946 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), which Securities are covered by the Registration Statement (the “Offering”). We understand that the Securities are to be offered and sold in the manner set forth in the Prospectus Supplement.
We have acted as your counsel in connection with the Offering. We are familiar with the proceedings taken by the Board of Directors of the Company and the Pricing Committee duly appointed by the Board of Directors in connection with the authorization, issuance and sale of the Securities. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to, the Registration Statement, the prospectus dated May 27, 2009 included in the Registration Statement, the Prospectus Supplement, the Company’s Indicative Terms distributed to prospective purchasers of the Securities on February 25, 2010, the form of subscription agreement distributed to prospective purchasers of the Securities on February 24, 2010, each Subscription Agreement dated February 25, 2010 by and between the Company and each of the purchasers of the Securities, the form of Placement Agency Agreement distributed to prospective purchasers of the Securities on February 25, 2010, the form of Escrow Agreement distributed to prospective purchasers of the Securities on February 25, 2010, the Placement Agency Agreement dated February 25, 2010 by and between the Company and Leerink Swann LLC, the Escrow Agreement dated February 25, 2010, by and among the Company, Leerink Swann LLC and JPMorgan Chase Bank, N.A., the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws in effect on the date hereof, certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, corporate records, and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Securities will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Amicus Therapeutics, Inc.
February 25, 2010

Based upon the foregoing, we are of the opinion that:
1. The Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
2. The Warrants have been duly authorized and, when executed and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
3. The Warrant Shares have been duly authorized and, when issued and delivered by the Company upon exercise of the Warrants pursuant to their terms and against payment of the exercise price therefor as set forth in the Prospectus Supplement and the Warrants, will be validly issued, fully paid and non-assessable.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP